EXHIBIT 99.2

Phoenix Footwear Group, Inc.

Third Quarter 2008 Earnings Call Script

November 11, 2008

Operator: Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the Phoenix Footwear Group Incorporated Third Quarter 2008 Earnings Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question please press the star followed by the one your touchtone phone. Press star zero for operator assistance at any time. For participants using speaker equipment it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Tuesday, November 11, 2008.

I would now like to turn the conference over to Andrew Greenebaum of ICR. Please go ahead, sir.

Andrew Greenebaum: Thank you. Good afternoon everyone. Thank you for joining us today to discuss Phoenix Footwear’s third quarter 2008 earnings results. On the call with me today are Jim Riedman, the company’s Chairman; Cathy Taylor, the company’s Chief Executive Officer; Douglas Ford, the company’s Chief Financial Officer. Everyone should have access to the press release at this time. It went out at 1:00 p.m. Pacific, 4:00 p.m. Eastern Time today. If you have not received the release, it’s available on the investor relations portion of Phoenix Footwear’s website at www.phoenixfootwear.com.

Before we begin the call today I’d like to remind everyone of the safe harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements including statements regarding Phoenix Footwear’s projected financial performance and financial condition. Management may make additional forward-looking statements in response to your questions. These statements are based on current information and expectation and do not guarantee future performance therefore undue reliance should not be placed upon them. For a more detailed discussion of the factors that could cause actual results to differ materially than is projected in any forward-looking statements, we refer you to Phoenix Footwear’s filings with the Securities and Exchange Commission within the annual report filed by Phoenix on Form 10-K, quarterly reports filed on Form 10-Q and current reports filed on Form K.

With that, I’d like to turn the call over to Jim Riedman.

Jim Riedman: Thank you, Andrew. With the consumer environment increasingly impacted by the worsening economic and financial concerns the third quarter was a very challenging time in spite of the progress we made on several fronts. To offset weaker than expected sales we focused our efforts on making improvements in the controllable aspects of our business. We expanded our gross margins and our operating loss narrowed significantly year-over-year. Additionally, we ended the quarter with an improved balance sheet. A debt net of cash formed approximately $9 million compared to $20 million a year ago. At the same time, our inventory levels decreased $2.5 million or 12% compared to September of 2007.

While we made some gains in managing cost improving our balance sheet, our progress was offset by deteriorating consumer spending. Our third quarter sales were disappointing. We were not profitable. As a result, are not in compliance with our bank covenants. In light of this economic climate and the capital markets, a special committee of our Board of Directors has engaged BB&T as a financial advisor to consider strategic alternatives for our shareholders. No decision on any particular course of action has been determined at this time nor do we intend to disclose further developments until we have approved a course of action. We can provide no assurance that the process will result in a specific transaction or in other decisions. In the mean time, we will continue to diligently execute our strategic plan, capitalize on market opportunities as they present themselves.

With that, let me turn the call over to Cathy who will discuss the performance of our specific brands and then to Doug who will talk about our third quarter performance.

Cathy Taylor: Thank you, Jim. It has been an extremely challenging economic environment to say the least. During the third quarter we were negatively impacted across all of our distribution channels and reorder rates were much lower than expected. Our major retailers were aggressive in reducing their inventories and most likely will continue to and we did experience weaker than expected sales. Our margins did improve from the prior year however our performance was below expectation across all of our divisions.

As we discuss Q3 and moving forward it’s important to keep in mind a number of things. First, at the core we have a fundamentally sound business model and SoftWalk, Trotters and Chambers have had and continue to have a positive contribution margin. I’d like to share a few accomplishments in a few of the, in three of these divisions. Although Trotters experienced slow down in reorder rates and softness in department and independent store channels, the division really continued strong growth in the catalogue and external internet channel. While launching a new online partnership with Bon-Ton very importantly we’re opening new additional doors in Q4 with Nordstrom’s and Von Maur. We will also launch Trotter’s own website in December of this year.

SoftWalk experienced a slow down in reorder rates and softness in the independent channel. We were flat in the department store channel and are experiencing and are still experiencing continued strong growth in catalogue and external internet channels. This division is in a solid inventory position and truly supports future sales including the launching of our online new partnership with Bon-Ton as well for SoftWalk and launching of our own website in December of this year.

Chambers – sales mix was really primarily driven by extraordinary softness in ladies business at Wal-Mart. Our mass, men’s and boy’s remains ahead of plan and we’re as well excited about rolling out some new women’s products in Guess stores.

Secondly and really after almost a year, the Tommy Bahama line is substantially, has – sorry, substantially expanded its footprint. We’ve expanded in new product categories, new categories of product I should say, especially in Relaxed which has really primarily vulcanized the sandal category and that really gives us a strong presence in the 75 to $100 price point range. This new category will be in the market place in December across most channels of distribution. That’s major channels of distribution both Nordstrom’s and Tommy Bahama retail are experiencing dramatic declines and continue to negatively impact our business. We expect the remainder of the year to be challenging for this division.

Thirdly, H.S. Trask has made tremendous movement in product evolution and we’re just returning to the American heritage and styling that’s been so important to this brand. Re-launch of the brand has been negatively impacted certainly by events in the broader retail market and we’ve fallen short of some of the hopes and projections of several account tests being pushed out to first quarter. We will watch our new website for H.S. Trask in late November and our new holiday book will be in homes the week of November 20th. And in support of that and the catalogue business we’ve partnered with David Stoecklein noted as a photographer of the great American west to promote and help us promote this brand. Footwear News will be releasing an article this next week on H.S. Trask the brand with product appeal and our unique partnership with David.

Finally, we’re working diligently of course in each of these divisions. We have in parallel built a strong foundation in sourcing, the buying, product development, IT, operations, and finally financial and accounting. We’re substantially stronger in terms of people process and really over our organization at large versus a year ago. And yet, we can’t ignore the fact that we’re battling an unprecedented downturn in the retail market, including double digit negative comps in our better channels of distribution.

We continue to manage our order flow, inventory levels as Jim mentioned and working closely with our customers to best weather this storm. Additionally and as expected we remain prudent in our expense control and management of headcount while continuing of course to encourage innovation and diversification to drive future growth and profitability.

And with that I’d like to introduce Doug Ford who I am pleased to welcome to our first earnings call as Phoenix Footwear’s new Chief Financial Officer. I’ve known Doug for 15 plus years and I’ve had the opportunity to work with him closely certainly this past two years. And Doug does come to us with extensive experience in overseeing a variety of important corporate and operational functions and does have a deep knowledge of the retail industry. With that, Doug?

Doug Ford: Thank you, Cathy. First of all, let me say that I am very pleased to have become a part of Phoenix Footwear and to oversee the financial aspects of the business. I look forward to working with the talented team to capitalize on future opportunities and building value for our shareholders.

Now, let me discuss our financial results for the third quarter. Our net sales from continuing operations decreased 16.4% to $18.7 million compared to $22.3 million for the third quarter of fiscal 2007. During the third quarter we experienced sales declines across all of our brands reflecting the challenging retail environment.

Gross margin expanded 780 basis points to 32.8% compared to 25% for the third quarter of 2007. The increase was due to strong gross margin growth in our Trotters and SoftWalk divisions.

Our operating expenses decreased 3.7% to $8 million or 43% of net sales compared to $8.3 million or 37% of net sales for third quarter of fiscal 2007. The decrease in operating expenses is primarily attributable to a decrease in headcount in several corporate departments along with tight expense control at the divisional level.

As Jim already noted at the beginning of the call, for the third quarter our operating loss narrowed significantly to $1.9 million compared to $2.7 million a year ago, underscoring our improved operating efficiencies and financial discipline. Net loss from continuing operations was $2.1 million or $0.25 per share on 8.2 million weighted average shares outstanding compared to a net loss of $1.8 million or $0.22 per share from continuing operations a year ago.

Due to our inability to achieve profitability in the extremely tough economic environment, as of September 27, 2008 we failed to meet our financial covenants with our bank. We are having ongoing discussions with the bank about a replacement facility consistent with our funding needs. There is no assurance when or if an amended or new facility will be provided by the bank.

Moving on to our balance sheet, as of September 27, 2008 we had $14 million in working capital, an increase of $4 million from one year ago and our bank debt net of cash totaled $9.4 million. This represents a substantial decrease as compared to $20 million of debt as of December 29, 2007 and the year ago. Our inventory levels decreased $2.5 million or 12% compared to a year ago.

And with that, we would like to open the call up for questions.

Operator: Okay, thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question please press the star, followed by the two. If you are using speaker equipment you will need to lift the handset before making your selection. Once again, if you would like to ask a question, please press star one.

And our first question comes from Jeff Mintz with Wedbush. Go ahead please.

Jeff Mintz: Thanks very much. Cathy, can you talk a little bit more about what’s going at retail in terms of their managing of inventories for your brands and kind of what you’re seeing in that regard out there?

Cathy Taylor: The retailer obviously is, you know, in an over inventory position in many areas and whether that is affecting, you know, whether that takes into consideration an inventory position for Phoenix, you know, that affects our kind of open to buy and reorder rate sales of course. So, you know, in some of the channels they are as much as kind of freezing kind of new open to buys and in other cases we are working closely with them on a more kind of a modest open to buy based on managing some of their inventory.

Jeff Mintz: Okay and I mean now as you look out towards the spring season, are you seeing a significant pull back from retailers in terms of early orders for the spring?

Cathy Taylor: Certainly where we experience a stronger kind of futures business with SoftWalk and Trotter, no. It’s holding its own fairly well. It’s a very unique side and whip business and so no, we’re not seeing that. And some of the others, we’re not seeing anything extreme but a little bit harder to hold on to some of the expected futures that we would have hoped by now.

Jeff Mintz: Okay great. And then can you just talk a little bit about, I was a little surprised to see SG&A continue to be around the $8 million mark. Can you just talk a little bit about you know, given the tough environment and the difficult sales environment kind of opportunities you may have for continuing to reduce that line item?

Doug Ford: Well as we said, we’re looking prudently at headcount and operating expenses virtually on a daily basis. And while we continue to evaluate opportunities for expense reduction areas and expect that our operating expenses will come down as we continue to move forward we don’t have any specific actions in mind at this point.

Jim Riedman: The other thing I’d add, Jeff is that it’s a little bit of an unfair comparison because when we took the discontinued operations out last year and did the analysis, in some of those discontinued operations financials they were absorbing some of the costs, for instance the rent of the San Diego office or IT from other services. Now that those discontinued operations are gone it’s the remaining enterprise that is carrying that load and so we show a $300,000 quarterly run rate reduction or more than 1.2 million on an annual basis really is more than that because the ongoing operations have the additional burden of what had previously been picked up by Royal Robbins and Altama but having said that, we also took some steps in Q3 which will help us in Q4 as we go forward. As Doug said, while we don’t have any wholesale plans on the slate, you know, we continue to be very, very mindful of where we’re spending the dollars.

Jeff Mintz: Great Jim, that’s helpful detail and then just one final question. I don’t know who wants to take this but in terms of the line of credit and, you know, the fact that you’re not in compliance with the covenants and given how difficult the funding environment is out there kind of, you know, how do you assess the risk that you won’t be able to maintain the funding levels and get the funding that you need, you know, going forward and the bank may kind of turn around and pull the funding?

Jim Riedman: Let me give you, I guess a couple points of reference. As we sit here today our working capital is as Doug said, healthy and improved from where it’s been the last number of quarters. We currently have $2.5 million of unused capacity. We have some LCs that we used to backstop some representations and warranties on the divestiture of Altama and Royal Robbins so we have another million to $2 million of those that will fall off between the end of January and through the summer of next year. So from a funding perspective we’re fine.

What we need to work out with the bank is what are reasonable expectations and mutually agreeable expectations in terms of the bottom line performance of the company. And, you know, it’s no secret that there are a lot of companies that have had a tough time making money during this summer. We hope that ‘09 is going to be better as a result there’ll be less pressure on the covenants. But from a pure funding perspective we are increasing our unused capacity and start at a, you know, relatively good position to begin with.

Jeff Mintz: Okay, thanks very much and good luck.

Jim Riedman: Thank you.

Operator: Thank you and our next question comes from Steven Tannenbaum with Greenwood Investments. Go ahead please.

Steven Tannenbaum: Good afternoon. I guess this question is for Doug. Doug, can you give us a sense of the cost of being a public company?

Doug Ford: We’ve been analyzing that for some time now and as it relates to the various costs of being a public company we estimate that to be between one and $1.5 million.

Steven Tannenbaum: One to 1.5 annually. Okay great. And then the inventory number now, is this number – I see it’s better than the mesh data. Is this on plan with this level of sales or can we expect if we see this kind of sales further reductions in inventory?

Cathy Taylor: I think you can continue to – Cathy – you can continue to see that inventory remain. It is right now currently under plan and we expect that to finish up the year for the most part under plan as we continue to manage very, very closely our flow of goods and in some cases, based on the reorder rates, really canceling accordingly if necessary.

Steven Tannenbaum: I’m sorry, under plan means that you have more inventory on hand now for this level of sales?

Cathy Taylor: No.

Steven Tannenbaum: So, you will be carrying more inventory than this if you had your way, is that right?

Cathy Taylor: No, based on our flow of goods, the management of flow of goods and our planned inventories at this time and in line with the reduction of sales, we will be at plan or under plan.

Steven Tannenbaum: Okay. It just seems like a high number for this amount of sales but okay. I think I understand that. And then on the SG&A, we’re all seeing, you know, everybody making cuts, all you know retail, wholesale, throughout all business. You haven’t taken any action as yet. You mentioned you may, I guess or what would prompt some more specific and more drastic cuts?

Jim Riedman: We have taken a considerable number of cuts over the course of the year. Our staffing has fallen in almost each quarter this year. And it’s, I tried to communicate earlier when Jeff asked the question, we took some further activities and further reductions I should say in Q3 that will show up in Q4. Part of the optics that are not readily apparent is that when we last year reported continuing operations and discontinued operations we did not do that on a purely marginal basis, if you will. So, we’ve got some costs that those businesses were carrying, allocated costs that those businesses were carrying and so had we done it on a marginal basis our SG&A last year would have been considerably more than that $8 million so the comparison would have looked better than what it does. But we’re certainly continuing to look at where we have staffing and where we’ve got marketing spend and we’re continuing to pare those back on a regular and ongoing basis.

Steven Tannenbaum: So there’s been – I understand – there’s been some improvement from where you started a year ago. But do we all agree that it’s not right-sized for this level of business?

Jim Riedman: Sure. No question. Of course the challenge has been as the top line’s gone south on us to try to reduce the SG&A piece as quickly as top line has fallen off but there is no question that we’re in agreement on that.

Steven Tannenbaum: And I’m not suggesting you make wholesale cuts because of a bad quarter but I get the sense from the call that we’re expecting more than just a bad quarter and business needs to be right-sized, I guess.

Jim Riedman: No question the environment is very tough sledding out there and looks to be so for the foreseeable future and it’s not necessarily even specific to us. You know when Nordstrom’s, our largest footwear customer reports same store comps of minus 15 it’s a tough river in which to swim upstream.

Steven Tannenbaum: Right. And then last, just in general Jim, can you just talk a little bit about the strategic alternatives? What’s prompting it? It’s not, you know as I think Doug said before, you know, the funding situation, you know it sounds like you’re going to work things out with the bank and there’s no, you know, immediate financial danger here and we’ll get this company right-sized. Is it just the $0.35 stock price that’s prompting this or tired of being a public company? You know, I mean, you have a group of investors now that have, you know, I think have a pretty long term point of view and we’d hate to get taken out at these kind of distressed numbers because of a couple of quarters of bad business.

Jim Riedman: No, I appreciate that perspective. I will tell you that we get as many phone calls from investors on the other side of the coin saying, look we’re tired. As low as the stock price is its wholly illiquid and we’d like you to look at something. We also, quite frankly, look at the business and look at both its funding needs, its access to capital, our ability to right-size the organization as a public company as opposed to what the value might be there for someone else and as well as concern about the retail climate and how long we’re in for a more difficult time. And if that’s months we may reach one conclusion. If its quarters or years we might reach quite another. So, we think it is advisable to take a look at any and all options. Plus as things get down the road and we’ve limited our options.

So whether it results in the sale of the company, whether it results in the company going private, whether it results in simply the divestiture or closing of, you know, a singular line or brand we haven’t reached any conclusion along those lines but we think it’s inadvisable to simply sit still and hope that things improve and work incrementally to make that happen. Instead, we think we need to be a little more robust in our analysis and how to drive a solution while we still have options.

Steven Tannenbaum: Okay, okay thank you.

Operator: Thank you. And once again ladies and gentlemen, if you would like to ask a question please press star one. One moment please, for our next question. And we have no further audio questions at this time.

I’d like to turn the conference back over to management for any closing statements.

Jim Riedman: Thank you very much for your interest. We will certainly update you on progress as we make it and we look forward to reporting further come the end of the year. Thank you.

Operator: Ladies and gentlemen this concludes the Phoenix Footwear Group Incorporated Third Quarter 2008 Earnings Conference Call. Thank you for your participation and you may now disconnect.